Exhibit 99.1
April 30, 2008
DTE Energy raises 2008 earnings guidance;
reports strong first-quarter results
     DETROIT — DTE Energy (NYSE:DTE) is raising its guidance for 2008 operating earnings to $2.80 to $3.20 per diluted share from its previous guidance of $2.70 to $3.10 per diluted share.
     “I am pleased to raise our operating earnings guidance for 2008 based on strong expected performance at Detroit Edison, Power & Industrial Projects and Energy Trading,” said David E. Meador, DTE Energy executive vice president and CFO. “The improvement to Detroit Edison guidance is driven by continued cost containment which we expect will enable the electric utility to earn an 11 percent return on equity. The Power & Industrial Projects favorability is due to the delay in closing the asset sale and Energy Trading had a strong quarter which should contribute to higher-than-expected, full-year earnings.”
     DTE Energy also reported first quarter 2008 earnings of $212 million, or $1.30 per diluted share, compared with $134 million, or $0.76 per diluted share, in the first quarter of 2007. Driving reported earnings higher was the previously announced sale of a portion of the company’s Barnett Shale natural gas property.
     Operating earnings for the first quarter 2008 were $128 million, or $0.78 per diluted share, compared with first quarter 2007 operating earnings of $112 million, or $0.63 per diluted share. Strong earnings at DTE Energy Trading drove the increase. In addition, operating earnings per diluted share improved due to the company’s significant stock buyback program in 2007. DTE Energy averaged 163 million shares outstanding in the first quarter of 2008, compared with 177 million in the first quarter of 2007. Operating earnings exclude non-recurring items, certain timing-related items and discontinued operations. Reconciliations of reported to operating earnings are at the end of this news release.
     DTE Energy also reported cash flow from operations of approximately $890 million in the first quarter of 2008. Including synfuel production payments, adjusted cash from operations was $942 million, a 28 percent increase from the first quarter of 2007.
     In addition to managing strong operational and financial performance, DTE Energy is focused on securing legislation to establish a long-term energy policy that will provide clean, affordable energy and stimulate Michigan’s economy.
     “We continue to move forward and advocate for comprehensive energy reform legislation,” said Anthony F. Earley Jr., DTE Energy chairman and CEO. “I applaud the bi-partisan leadership who supported the constructive energy bills that passed through the Michigan House of Representatives. I encourage rapid passage by the Senate to secure clean energy supplies and Michigan jobs for decades to come.”
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First quarter 2008 operating earnings results, by segment:
     Electric Utility: Operating earnings for Detroit Edison were $0.25 per diluted share versus $0.27 in 2007. Slightly favorable weather was offset by higher uncollectible expense and higher depreciation.
     Gas Utility: MichCon had operating earnings of $0.37 per diluted share versus operating earnings in the first quarter of 2007 of $0.36. Earnings from colder weather and a reduction in lost gas were partially offset by higher uncollectible expense and the timing of the uncollectible tracker revenue recognition.
     Coal and Gas Midstream: Operating earnings in this segment, which includes non-utility gas pipelines and storage as well as coal transportation and marketing, were $0.05 per diluted share versus operating earnings in the first quarter of 2007 of $0.07. Higher revenue from gas pipelines and storage was offset by the elimination of synfuel transportation revenue due to the expiration of tax credits.
     Unconventional Gas Production: Operating earnings were $0.01 per diluted share, equivalent to first quarter 2007 results of $0.01 per diluted share. Increased production from western Barnett Shale wells offset the impact of the sales of the company’s Michigan Antrim Shale and core Barnett Shale properties.
     Power and Industrial Projects: Operating earnings in this segment increased to $0.06 per diluted share, compared with $0.02 in the first quarter of 2007. The primary driver of the increase was the absence of depreciation expense at the projects in this segment that are part of the pending recapitalization and partial sale.
     Energy Trading: Energy Trading had operating earnings of $0.18 per diluted share versus $0.01 per diluted share in the first quarter of 2007. This change was largely due to an increase in mark-to-market gains in our gas trading strategies and higher realized margins from our gas storage portfolio.
     Corporate and Other: The Corporate and Other segment had operating losses of $0.14 per diluted share compared with $0.11 in the first quarter of 2007 primarily due to the absence of tax benefits received in 2007, additional state taxes and higher interest expense.
Conference call and webcast information
     This earnings announcement, as well as a package of supplemental financial information, is available on the company’s website at www.dteenergy.com/investors.
     DTE Energy plans to conduct a conference call with the investment community hosted by Meador at 9 a.m. EDT Thursday, May 1, to discuss first quarter earnings results. Investors, the news media and the public may listen to a live internet broadcast of the meeting at www.dteenergy.com/investors. The telephone dial-in numbers are (800) 909-5202 or (785) 830-7975. There is no passcode. The internet broadcast will be archived on the company’s website. An audio replay of the call will be available from 1 p.m. May 1-15. To access the replay, dial (888) 203-1112 or (719) 457-0820 and enter passcode 2257416.
     A package of slides with supplemental information will be available and archived on the company’s website at www.dteenergy.com/investors.
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     DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.2 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.3 million customers in Michigan and other non-utility, energy businesses focused on gas pipelines and storage, coal transportation, unconventional gas production, and power and industrial projects. Information about DTE Energy is available at dteenergy.com.
     Use of Operating Earnings Information — In this release, DTE Energy discusses 2008 operating earnings guidance. It is likely that certain items that impact the company’s 2008 reported results will be excluded from operating results. Reconciliations to the comparable 2008 reported earnings guidance is not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.
     DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.
     The information contained herein is as of the date of this release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.
     Factors that may impact forward-looking statements include, but are not limited to: the potential requirement to refund proceeds received from synfuel partners; the uncertainties of successful exploration of gas shale resources and inability to estimate gas reserves with certainty; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; economic climate and population growth or decline in the geographic areas where we do business; environmental issues, laws and regulations, and the cost of remediation and compliance, including potential new federal and state requirements that could include carbon and more stringent mercury emission controls, a renewable portfolio standard and energy efficiency mandates; nuclear regulations and operations associated with nuclear facilities; impact of electric and gas utility restructuring in Michigan, including legislative amendments and Customer Choice programs; employee relations and the impact of collective bargaining agreements; unplanned outages; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; the timing and extent of changes in interest rates; the level of borrowings; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; effects of competition; impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations, including any associated impact on rate structures; contributions to earnings by non-utility subsidiaries; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the ability to recover costs through rate increases; the availability, cost, coverage and terms of insurance; the cost of protecting assets against, or damage due to, terrorism; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; amounts of uncollectible accounts receivable; binding arbitration, litigation and related appeals; changes in the economic and financial viability of our suppliers, customers and trading counterparties, and the continued ability of such parties to perform their obligations to the Company; and timing, terms and proceeds from any asset sale or monetization. This release should also be read in conjunction with the “Forward-Looking Statements” section in each of DTE Energy’s and Detroit Edison’s 2007 Form 10-K (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison.
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For further information, members of the media may contact:

Scott Simons	Lorie N. Kessler
(313) 235-8808	(313) 235-8807

Analysts — for further information:

Dan Miner	Lisa Muschong
(313) 235-5525	(313) 235-8505

DTE Energy Company
Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31
(in Millions, Except per Share Amounts)	2008	2007 (1)
Operating Revenues	$2,570	$2,463

Operating Expenses
Fuel, purchased power and gas	1,266	1,135
Operation and maintenance	699	734
Depreciation, depletion and amortization	226	224
Taxes other than income	80	90
Gain on sale of non-utility business	(126)	—
Other asset (gains) and losses, reserves and impairments, net	(4)	10

	2,141	2,193

Operating Income	429	270

Other (Income) and Deductions
Interest expense	124	137
Interest income	(4)	(6)
Other income	(22)	(18)
Other expenses	14	9

	112	122

Income Before Income Taxes and Minority Interest	317	148

Income Tax Provision	116	51

Minority Interest	1	1

Income from Continuing Operations	200	96

Discontinued Operations
Income (loss) from discontinued operations, net of tax	12	(21)
Less: Minority interest in discontinued operations	—	(59)

	12	38

Net Income	$212	$134

Basic Earnings per Common Share
Income from continuing operations	$1.23	$0.54
Discontinued operations	0.08	0.22

Total	$1.31	$0.76

Diluted Earnings per Common Share
Income from continuing operations	$1.23	$0.54
Discontinued operations	0.07	0.22

Total	$1.30	$0.76

Weighted Average Common Shares Outstanding
Basic	162	176
Diluted	163	177

Dividends Declared per Common Share	$0.53	$0.53

(1)	Synthetic Fuels was reported as a discontinued operation beginning in the fourth quarter of 2007, resulting in the adjustment of prior quarterly results.

DTE Energy Company
Segment Net Income (Unaudited)

	Three Months Ended March 31
	2008				2007 (1)
	Reported			Operating	Reported			Operating
(in Millions)	Earnings (2)	Adjustments		Earnings	Earnings	Adjustments		Earnings
Electric Utility	$41	—		$41	$40	$2	E	$48
						6	F

Gas Utility	59	—		59	67	1	G	62
						(6	)E

Non-utility Operations

Coal & Gas Midstream	8	—		8	12	—		12

Unconventional Gas Production	82	(80)	A	2	2	—		2

Power and Industrial Projects	10	—		10	4	—		4

Energy Trading	31	(1	)B	30	1	—		1

Total Non-utility operations	131	(81)		50	19	—		19

Corporate and Other	(31)	7	B	(22)	(30)	13	E	(17)
		2	C

Income from Continuing Operations	200	(72)		128	96	16		112

Discontinued Operations	12	(12	)D	—	38	(38	)D	—

Net Income	$212	($84)		$128	$134	($22)		$112

(1)	Synthetic Fuels was reported as a discontinued operation beginning in the fourth quarter of 2007, resulting in the adjustment of prior quarterly results.

(2)	Segment results exclude inter-segment eliminations.

Adjustments key
A) Barnett Core Sale	Gain on sale of Barnett Core.
B) Antrim Hedge	Residual hedge impact from Antrim sale.
C) Crete sale, tax true-up	Residual impact from Crete sale.
D) Synfuels	Operating results relating to discontinuance of synfuel operations
E) Effective tax rate normalization	Quarterly adjustment to normalize effective tax rate.
F) Detroit Thermal	Increase in loss reserves.
G) Performance Excellence Process	Costs to achieve savings from Performance Excellence Process.

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Three Months Ended March 31
	2008				2007 (1)
	Reported			Operating	Reported			Operating
	Earnings (2)	Adjustments		Earnings	Earnings	Adjustments		Earnings
Electric Utility	$0.25	—		$0.25	$0.23	$0.01	E	$0.27
						0.03	F

Gas Utility	0.37	—		0.37	0.38	0.01	G	0.36
						(0.03	)E

Non-utility Operations
Coal & Gas Midstream	0.05	—		0.05	0.07	—		0.07

Unconventional Gas Production	0.50	(0.49	)A	0.01	0.01	—		0.01

Power and Industrial Projects	0.06	—		0.06	0.02	—		0.02

Energy Trading	0.19	(0.01	)B	0.18	0.01	—		0.01

Total Non-utility operations	0.80	(0.50)		0.30	0.11	—		0.11

Corporate and Other	(0.19)	0.04	B	(0.14)	(0.18)	0.07	E	(0.11)
		0.01	C

Income from Continuing Operations	1.23	(0.45)		0.78	0.54	0.09		0.63

Discontinued Operations	0.07	(0.07	)D	—	0.22	(0.22	)D	—

Net Income	$1.30	($0.52)		$0.78	$0.76	($0.13)		$0.63

(1)	Synthetic Fuels was reported as a discontinued operation beginning in the fourth quarter of 2007, resulting in the adjustment of prior quarterly results.

(2)	Segment results exclude inter-segment eliminations.

Adjustments key
A) Barnett Core Sale	Gain on sale of Barnett Core.
B) Antrim Hedge	Residual hedge impact from Antrim sale.
C) Crete sale, tax true-up	Residual impact from Crete sale.
D) Synfuels	Operating results relating to discontinuance of synfuel operations.
E) Effective tax rate normalization	Quarterly adjustment to normalize effective tax rate.
F) Detroit Thermal	Increase in loss reserves.
G) Performance Excellence Process	Costs to achieve savings from Performance Excellence Process.